Exhibit 23.2

CONSENT OF IMS CONSULTING GROUP

September 11, 2015

Biota Pharmaceuticals, Inc.

2500 Northwinds Parkway

Suite 100

Alpharetta, GA 30009

Ladies and Gentlemen:

We hereby consent to the usage and reference by Biota Pharmaceutical Inc. (the “Company”) to the study or studies conducted by IMS Consulting Group (“IMS”), to IMS itself and to any other publicly available materials published by IMS that are presented in the Annual Report on Form 10-K (the “Form 10-K”) of the Company and in all subsequent amendments, and any and all registration statements and amendments thereto filed under the Securities Act of 1933, as amended, into which such information may be incorporated by reference. We further consent to the filing of this Consent as an exhibit to such Form 10-K, and any such registration statements and amendments.

IMS CONSULTING GROUP

By:	/s/ IMS CONSULTING GROUP